Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER ENDED JUNE 30, 2021

Overall Net Sales Down 30.2% due to Decreases in Mask and Shield Sales

Disposable Protective Garment Sales Increased by 36.3%

Building Supply Segment Sales Increased by 31.5%

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2021 were $17.8 million, down 30.2%, compared to $25.5 million for the second quarter of 2020.
○	Disposable Protective Apparel segment sales decreased 55.6%, to $8.0 million, compared to $18.0 million for the same period of 2020.
■	Sales for disposable protective garments in the second quarter of 2021 were a quarterly record and increased by 36.3% from the same period of 2020.
○	Building Supply segment sales increased $2.3 million or 31.5%, to $9.8 million, compared to $7.5 million for the three months ended June 30, 2020.
●	Net income for the second quarter of 2021 was $1.7 million, or $0.12 per diluted share, compared to $6.2 million, or $0.46 per diluted share, for the second quarter of 2020
●	Cash was $15.5 million and working capital was $50.1 million with no debt as of June 30, 2021.

Nogales, Arizona – August 4, 2021 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2021.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Through the second quarter, we witnessed the softening in demand for our N-95 particulate respirator face mask and face shield sales, consistent with our guidance provided in our first quarter earnings release. Sales for these products declined to be more in line with pre-pandemic quarterly levels and we currently expect similar trends going forward. There is a potential for mask sales to increase again as a result of the recent increased spread of Covid-19, primarily due to the Delta variant. However, due to the inherent uncertainty of the unprecedented and rapidly evolving situation, we are unable to predict with any certainty the likelihood of this on our future operations.”

“Record sales for disposable protective garments in the second quarter of 2021 increased 36.3% compared to the second quarter of 2020, representing two consecutive quarters of record sales for disposable protective garments as the first quarter of 2021 was the previous record. This was a result of strong open orders, generated largely in 2020, primarily from our major international channel partner. Open orders for the disposable protective garments are now more in line with pre-pandemic levels and sales in the coming quarters could be negatively affected as current inventory levels in the supply chain, primarily with our major international channel partner, are higher than historical levels. We are working closely with all of our channel partners to uncover new end-customer sales opportunities.

Our Building Supply segment sales remained strong in the second quarter of 2021 with an increase of 31.5% compared to the second quarter of 2020, bolstered by a robust demand for new home construction. The synthetic roof underlayment sales increase of 35.6% from the same period in 2020 was attributed to both an increase in the growth of the brand and increased demand caused by product shortages in the market. Our housewrap family of products remained strong with a 29.1% increase from the same period in 2020, driven by the new home construction market.

Our optimism for continued growth in the Building Supply segment remains high as open orders for our synthetic roof underlay and housewrap remain very strong. As a result of our continued optimism, we have committed to increasing production capacity of this segment by investing approximately $4.0 million in new equipment, part of which is expected to be operational in the third and fourth quarter of 2021. As a result of a delay in the relevant supply chain, the final piece of equipment is now anticipated to arrive in the latter part of the fourth quarter of 2021 and is expected to be operational in first quarter of 2022, ” added Hoffman.

Net Sales

Consolidated sales for the three months ended June 30, 2021, decreased to $17.8 million, from $25.5 million for the three months ended June 30, 2020, representing a decrease of $7.7 million, or 30.2%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $10.0 million, partially offset by increased sales in the Building Supply segment of $2.3 million.

Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2021, decreased by $10.0 million, or 55.6%, to $8.0 million, compared to $18.0 million for the same period of 2020. This segment decrease was due to a 89.4% decrease in sales of face masks and a 93.2% decrease in face shields, partially offset by a 43.3% increase in sales of disposable protective garments. The decreased sales of face masks and face shields during the second quarter of 2021 were primarily due to increased demand resulting from the COVID-19 pandemic in the second quarter of 2020. Sales for the disposable protective garments in the second quarter of 2021 were a record high and increased by a significant 36.3% compared to the same period last year. This was a result of strong open orders and our increased inventory position in the second quarter of 2021. Open orders for the disposable protective garments are now more in line with pre-pandemic levels. Management expects sales of face mask, face shields and disposable protective garments to be more in-line with pre-pandemic levels in future periods.

The sales mix of the Disposable Protective Apparel segment for the three months ended June 30, 2021 was approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields. This sales mix is compared to approximately 28% for disposable apparel garments, 47% for face masks and 25% for face shields for the three months ended June 30, 2020.

Building Supply segment sales for the three months ended June 30, 2021, increased by $2.3 million, or 31.5%, to $9.8 million, compared to $7.5 million for the three months ended June 30, 2020. The Building Supply segment sales increase was primarily due to a 35.6% increase in sales of synthetic roof underlayment, a 29.1% increase in sales of housewrap and a 19.6% increase in sales of other woven material compared to the same period of 2020.

The sales mix of the Building Supply segment for the three months ended June 30, 2021, was approximately 48% for synthetic roof underlayment, 43% for housewrap and 9% for other woven material. This compared to approximately 46% for synthetic roof underlayment, 44% for housewrap and 10% for other woven material for the three months ended June 30, 2020. Our synthetic roof underlayment product line includes REX SynFelt®, REX TECHNOply® and TECHNO SB®, and our housewrap product line consists of REX Wrap®, REX Wrap® Plus and REX Wrap Fortis®.

Consolidated sales for the six months ended June 30, 2021, decreased to $41.0 million from $43.7 million for the six months ended June 30, 2020, representing a decrease of $2.7 million, or 6.2%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $5.8 million which were partially offset by increased sales in the Building Supply segment of $3.1 million.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2021, decreased by $5.8 million, or 20.3%, to $22.8 million, compared to $28.6 million for the same period of 2020. This segment decrease was due to a 50.0% decrease in sales of face masks and a 52.3% decrease in sales of face shields which decreases were partially offset by a 38.4% increase in sales of disposable protective garments, all primarily due to changing customer demand associated with the pandemic.

The sales mix of the Disposable Protective Apparel segment for the six months ended June 30, 2021 was 59% for disposable protective garments, 29% for masks and 12% for shields. This sales mix is compared to 34% for disposable protective garments, 46% for masks and 20% for shields for the six months ended June 30, 2020.

Building Supply segment sales for the six months ended June 30, 2021, increased by $3.1 million, or 20.9%, to $18.1 million, compared to $15.0 million for the same period of 2020. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 33.6% and an increase in sales of housewrap of 16.5%, partially offset by a decrease in sales of other woven material of 3.8% compared to the same period of 2020. Synthetic roof underlayment sales increased as a result of increased sales of the Company’s TECHNO family of products. Synthetic roof underlayment and housewrap sales were positively affected during the six months ended June 30, 2021 by improved U.S. housing starts.

The sales mix of the Building Supply segment for the six months ended June 30, 2021 was 50% for synthetic roof underlayment, 42% for housewrap and 8% for other woven material. This compared to 45% for synthetic roof underlayment, 45% for housewrap and 10% for other woven material for the six months ended June 30, 2020.

Gross Profit

Gross profit decreased by $6.4 million, or 50.6%, to $6.2 million for the three months ended June 30, 2021, from $12.6 million for the three months ended June 30, 2020. The gross profit margin was 35.0% for the three months ended June 30, 2021, compared to 49.5% for the three months ended June 30, 2020.

Gross profit decreased by $5.8 million, or 27.2%, to $15.4 million for the six months ended June 30, 2021, from $21.2 million for the same period of 2020. The gross profit margin was 37.6% for the six months ended June 30, 2021, compared to 48.5% for the same period of 2020.

Management believes that gross profit margin has been and will continue to be negatively affected in 2021 as a result of changes in product mix as the need for face masks and face shields, which have a higher gross profit margin than our other products, declines from the surge in customer demand in 2020 as a result of the COVID-19 pandemic. In addition, our portfolio of products, as well as a spectrum of industries worldwide, have been affected by increases in raw material costs, as well as significant increases in ocean freight and other transportation costs. In the current environment, cost increases may rise more rapidly than our sales prices, which could decrease gross profit.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $354,000, or 7.8%, to $4.2 million for the three months ended June 30, 2021, from $4.6 million for the three months ended June 30, 2020. However, as a percentage of net sales, selling, general and administrative expenses increased to 23.6% for the three months ended June 30, 2021, up from 17.9% for the same period of 2020, primarily as a result of lower net sales.

Selling, general and administrative expenses increased by $121,000, or 1.4%, to $8.8 million for the six months ended June 30, 2021, from $8.7 million for the six months ended June 30, 2020. As a percentage of net sales, selling, general and administrative expenses increased to 21.4% for the six months ended June 30, 2021, up from 19.8% for the same period of 2020, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $6.1 million, or 76.8%, to $1.8 million for the three months ended June 30, 2021, compared to $7.9 million for the three months ended June 30, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $5.8 million and an increase in depreciation and amortization expense of $25,000, partially offset by a decrease in selling, general and administrative expenses of $354,000. Income from operations as a percentage of net sales for the three months ended June 30, 2021 was 10.3%, compared to 30.9% for the same period of 2020.

Income from operations decreased by $5.9 million, or 48.7%, to $6.2 million for the six months ended June 30, 2021, compared to $12.2 million for the six months ended June 30, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $5.8 million, an increase in selling, general and administrative expenses of $121,000 and an increase in depreciation and amortization expense of $41,000. Income from operations as a percentage of net sales for the six months ended June 30, 2021 was 15.2%, compared to 27.8% for the same period of 2020.

Net Income

Net income for the three months ended June 30, 2021 was $1.8 million, compared to net income of $6.2 million for the three months ended June 30, 2020, representing a decrease of $4.6 million, or 73.1%. Net income as a percentage of net sales for the three months ended June 30, 2021 was 9.4%, and net income as a percentage of net sales for the same period of 2020 was 24.4%. Basic earnings per common share for the three months ended June 30, 2021, and 2020 were $0.13 and $0.47, respectively. Diluted earnings per common share for the three months ended June 30, 2021 and 2020 were $0.12 and $0.46, respectively.

Net income for the six months ended June 30, 2021 was $5.4 million, compared to net income of $11.6 million for the same period of 2020, representing a decrease of $6.2 million, or 53.4%. The net income decrease comparing the 2021 and 2020 periods was due to a decrease in income before provision for income taxes of $5.6 million, and an increase in provision for income taxes of $712,000. A tax benefit from stock options exercised positively impacted net income for the six months ended June 30, 2020 by an estimated $2.0 million. Net income as a percentage of net sales for the six months ended June 30, 2021 was 13.5%, and net income as a percentage of net sales for the same period of 2020 was 26.5%. Basic earnings per common share for the six months ended June 30, 2021 and 2020 were $0.41 and $0.87, respectively. Diluted earnings per common share for the six months ended June 30, 2021 and 2020 were $0.40 and $0.84, respectively.

Balance Sheet

As of June 30, 2021, the Company had cash of $15.5 million compared to $23.3 million as of December 31, 2020. The decrease in cash from December 31, 2020 was due to cash used in operating activities of $3.0 million, cash used in investing activities of $1.5 million and cash used in financing activities of $3.3 million. Working capital totaled $50.1 million and the Company’s current ratio was 19:1, compared to a current ratio of 9:1 as of December 31, 2020.

Inventory increased by $5.2 million, or 31.3%, to $22.0 million as of June 30, 2021, from $16.7 million as of December 31, 2020. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $3.8 million, or 32.9%, to $15.3 million and an increase in inventory for the Building Supply segment of $1.5 million, or 28.0%, to $6.7 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended June 30, 2021, we repurchased 150,000 shares of common stock at a cost of $1.3 million. As of June 30, 2021, we had repurchased a total of 18,446,917 shares of common stock at a cost of approximately $41.7 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of June 30, 2021, we had $777,000 available for additional stock repurchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future. The Company has made approximately $4.0 million in commitments for capital investments to increase our production capacity in our Building Supply segment, of which $2.5 million has been paid as of June 30, 2021.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2021	2020 (1)
Assets
Current assets:
Cash and cash equivalents	$15,538,000	$23,292,000
Accounts receivable, net of allowance for doubtful accounts of $79,000 as of June 30, 2021 and $71,000 as of December 31, 2020	6,079,000	8,132,000
Accounts receivable, related party	997,000	905,000
Inventories, net	21,997,000	16,749,000
Prepaid expenses	8,360,000	6,225,000
Total current assets	52,971,000	55,303,000

Property and equipment, net	5,422,000	4,353,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	5,000	7,000
Right-of-use assets	3,094,000	3,535,000
Equity investment in unconsolidated affiliate	6,059,000	5,549,000
Total assets	$67,606,000	$68,802,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$642,000	$1,983,000
Accrued liabilities	1,240,000	2,793,000
Customer advance payments of orders	103,000	209,000
Lease liabilities	876,000	867,000
Total current liabilities	2,861,000	5,852,000

Lease liabilities, net of current portion	2,272,000	2,719,000
Deferred income tax liabilities, net	211,000	211,000
Total liabilities	5,344,000	8,782,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,208,341 and 13,419,847 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	132,000	135,000
Additional paid-in capital	-	409,000
Retained earnings	62,130,000	59,476,000
Total shareholders' equity	62,262,000	60,020,000
Total liabilities and shareholders' equity	$67,606,000	$68,802,000

1)	The condensed consolidated balance sheet as of December 31, 2020 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net sales	$17,806,000	$25,500,000	$40,967,000	$43,654,000

Cost of goods sold, excluding depreciation and amortization	11,574,000	12,887,000	25,556,000	22,487,000
Gross profit	6,232,000	12,613,000	15,411,000	21,167,000

Operating expenses:
Selling, general and administrative	4,199,000	4,553,000	8,777,000	8,656,000
Depreciation and amortization	203,000	178,000	401,000	360,000
Total operating expenses	4,402,000	4,731,000	9,178,000	9,016,000

Income from operations	1,830,000	7,882,000	6,233,000	12,151,000

Other income:
Equity in income of unconsolidated affiliate	188,000	119,000	510,000	206,000
Gain /(Loss) on marketable securities	-	41,000	-	(18,000)
Interest income, net	-	-	1,000	16,000
Total other income	188,000	160,000	511,000	204,000

Income before provision for income taxes	2,018,000	8,042,000	6,744,000	12,355,000

Provision for income taxes	347,000	1,822,000	1,354,000	794,000

Net income	$1,671,000	$6,220,000	$5,390,000	$11,561,000

Basic earnings per common share	$0.13	$0.47	$0.41	$0.87

Diluted earnings per common share	$0.12	$0.46	$0.40	$0.84

Basic weighted average common shares outstanding	13,246,676	13,351,675	13,294,571	13,351,674

Diluted weighted average common shares outstanding	13,511,497	13,651,995	13,621,101	13,813,094